KAMAN CORPORATION APPOINTS NEW DIRECTOR

BLOOMFIELD, Connecticut (June 8, 2022) – Kaman Corporation (NYSE:KAMN) announced today that Niharika Taskar Ramdev has been appointed to its Board of Directors. Ms. Ramdev is a highly qualified finance executive with global work experience in the United States, India, China, and Singapore.

“We are extremely pleased to welcome Niharika to our Board of Directors,” said Ian Walsh, Chairman, President and CEO of Kaman. “Her impressive background in finance, operations and supply chain and her global perspective will be extremely valuable to our organization. With the addition of Niharika, we now have seven independent directors with a wide range of complementary skill sets. Diversifying our board will continue to make Kaman a stronger company and help drive our strategy for global growth and profitability.”

Ms. Ramdev spent over two decades of her career with General Motors, having served as Chief Financial Officer of its Global Cadillac division from 2018 to 2019, Chief Financial Officer of General Motors International from 2015 to 2018, Vice President of Finance and Treasurer from 2014 to 2015 and Chief Financial Officer for Global Purchasing and Supply Chain from 2011 to 2014. She currently serves as a director of Renewable Energy Group, Inc., a producer and supplier of renewable fuels, and Triton International Limited, a leading intermodal container leasing company. She received her undergraduate degree from the University of Mumbai and an M.B.A. from the Harvard Business School.

About Kaman
Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut, conducts business in the aerospace & defense, industrial and medical markets. Kaman produces and markets proprietary aircraft bearings and components; super precision, miniature ball bearings; proprietary spring energized seals, springs and contacts; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safe and arming solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; restoration, modification and support of our SH-2G Super Seasprite maritime helicopters; and manufacture and support of our heavy lift K-MAX® manned helicopter, the K-MAX TITAN unmanned helicopter and the KARGO UAV unmanned aerial system, a purpose built autonomous medium lift logistics vehicle. More information is available at www.kaman.com.

Kaman Corporation
Kristen Samson
Vice President and Chief Marketing Officer
Kristen.Samson@kaman.com

Kaman Corporation I 1332 Blue Hills Avenue I Bloomfield, CT 06002 USA I P: +1 860.243.7100 I F: +1 860.243.6365
I kaman.com